SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CKE RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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CKE RESTAURANTS, INC. 3916 State Street, Suite 300 Santa Barbara, California 93105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. on Tuesday, June 17, 2003

PLACE	Chase Park Plaza Hotel 212 North Kingshighway Boulevard St. Louis, Missouri 63108

ITEMS OF BUSINESS	(1) To elect four (4) members of the Board of Directors for new three-year terms. (2) To transact such other business as may properly come before the Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a stockholder of record on April 22, 2003.

ANNUAL REPORT	Our 2003 Annual Report and Supplementary Report, We’re Hungry, which are not a part of the proxy soliciting material, are enclosed.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

(1)    USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;

(2)    VISIT THE WEB SITE noted on your proxy card to vote by Internet;
or

(3)    MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked at any time prior to its exercise at the Meeting.

By Order of the Board of Directors,

Andrew F. Puzder President and Chief Executive Officer

Santa Barbara, California

May 15, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, YOU ARE REQUESTED TO SIGN THE ATTACHED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

i

CKE RESTAURANTS, INC. 3916 State Street, Suite 300 Santa Barbara, California 93105

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 17, 2003

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of CKE Restaurants, Inc., a Delaware corporation (“CKE” or the “Company,” “we” or “us”), for use at the Annual Meeting of Stockholders to be held at the Chase Park Plaza Hotel, 212 North Kingshighway Boulevard, St. Louis, Missouri, on Tuesday, June 17, 2003, at 9:00 a.m. (the “Annual Meeting” or the “Meeting”), and at any postponements or adjournments thereof. Stockholders will be admitted beginning at 8:45 a.m.

This Proxy Statement, form of proxy and voting instructions are being mailed starting May 15, 2003.

Solicitation of Proxies

At the Annual Meeting, the stockholders of CKE will be asked (1) to vote upon the election of four directors, each for a term of three years, and (2) to act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

CKE’s Board of Directors is asking for your proxy for use at the Annual Meeting. All shares of CKE Common Stock represented by any properly executed proxy that is not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are marked on a properly executed returned proxy, the shares represented thereby will be voted FOR the election of the director nominees listed below. Although management does not know of any other matter to be acted upon at the Meeting, shares represented by valid proxies will be voted by the persons named on the proxy card in accordance with their best judgment with respect to any other matters that may properly come before the Meeting. A stockholder giving a proxy may revoke their proxy as indicated below.

Annual Meeting Admission

If you plan to attend the Annual Meeting, you may still vote your proxy prior to the Meeting. If you are a stockholder of record, please bring a photo ID to the Meeting. If you own stock through a bank, broker or other holder of record, you will need proof of ownership to attend or vote your shares at the Meeting. A recent brokerage statement or letter from broker are examples of proof of ownership.

Stockholders Entitled to Vote

Holders of CKE common stock at the close of business on April 22, 2003, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 57,513,463 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

1.  written notice to the Secretary of the Company;

2.  timely delivery of a valid, later-dated proxy; or

3.  voting by ballot at the Annual Meeting.

However, attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy.

HOW TO VOTE

Your vote is important. Stockholders of record can vote by telephone, by Internet or by mail as described below. If you are a beneficial owner, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Vote by Telephone

You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:00 p.m. Eastern Time on June 16, 2003 (June 12, 2003, if you hold your shares through CKE’s Employee Stock Purchase Plan). Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone you do not need to return your proxy card.

Vote by Internet

You also can choose to vote by Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:00 p.m. Eastern Time on June 16, 2003 (June 12, 2003, if you hold your shares through CKE’s Employee Stock Purchase Plan). As with telephone voting, you can confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by Internet you do not need to return your proxy card.

Vote by Mail

In order to be effective, completed proxy cards must be received by 8:30 a.m. Eastern Time on June 17, 2003 (June 12, 2003, if you hold your shares through CKE’s Employee Stock Purchase Plan). If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the business reply envelope provided with this proxy statement.

Voting at the Annual Meeting

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

Required Vote

Quorum.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting (whether present in person or represented by proxy) is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. On all matters to come before the Meeting, each holder of Common Stock will be entitled to one vote per share, except that voting for directors may be cumulative.

Election of Directors.    A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” or “against” affect the outcome. Abstentions are not counted for purposes of the election of directors. In the election of directors, holders of Common Stock are entitled to as many votes as shall equal the number of votes that he or she would be entitled to cast (but for the cumulative voting provision) multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as he or she may see fit.

Electronic Delivery of Proxy Materials and Annual Report

The notice of Annual Meeting and Proxy Statement and the 2003 Annual Report and Supplemental Report, We’re Hungry, are available at the “Financials” link located at the Company’s Internet home page, www.shareholder.com/cke/investors.cfm.

Cost of Proxy Solicitation

The cost of solicitation of proxies on the enclosed proxy card will be paid by CKE. In addition, following the mailing of this Proxy Statement, directors, officers and regular employees of CKE may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of CKE Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by CKE for their charges and expenses in connection therewith. In addition, CKE may use the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies if management determines that it is advisable to do so, at an estimated cost of $5,000 plus out-of-pocket expenses.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of CKE is divided into three classes, two of which consist of three directors and one of which consists of four directors. Each class serves for a period of three years, with the terms of office of the respective classes expiring in successive years. The foregoing notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed. The class of directors whose term expires as of the date of the Meeting consists of William P. Foley, II, Carl N. Karcher, Daniel E. Ponder, Jr. and Ronald B. Maggard, Sr.

On March 31, 2003, the Board of Directors unanimously approved an amendment to the bylaws, pursuant to which the number of directors serving on the Board of Directors was increased to ten.

The proxies solicited hereby are intended to be voted for the nominees whose names are listed below. Discretionary authority to cumulate votes represented by proxies is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the accompanying proxy card to cumulate votes represented by proxies for individual nominees in accordance with their best judgment in order to assure the election of as many of the Board’s nominees as possible. The four nominees are presently directors and have indicated their willingness to continue to serve as directors, if elected. The persons named in the proxy will have discretionary authority to vote for others if any nominee becomes unable or unwilling to serve prior to the Meeting. To the knowledge of CKE, all nominees are and will be able to serve.

The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2006 at the Annual Meeting:

William P. Foley, II

Carl N. Karcher

Daniel E. Ponder, Jr.

Ronald B. Maggard, Sr.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

The principal occupation and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

NOMINEES FOR ELECTION TO

NEW THREE-YEAR TERMS EXPIRING IN 2006

Name and Age as of the June 17, 2003 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

William P. Foley, II	58

Mr. Foley has served as a director since 1993. Mr. Foley became Chairman of the CKE Board of Directors in March 1994 and served as CKE’s Chief Executive Officer from October 1994 until March 2000. Since 1981, Mr. Foley has been Chairman of the Board of Directors, President (until January 1995) and Chief Executive Officer of Fidelity National Financial (“FNF”). Mr. Foley also serves as Chairman of the Board of Fidelity National Information Solutions, Inc.

Name and Age as of the June 17, 2003 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Carl N. Karcher	86

Mr. Karcher, the Company’s founder, purchased his first hot dog stand on July 17, 1941 and has been developing the Carl’s Jr. concept since that time. He first became a director of CKE in 1966 and has served as Chairman Emeritus since January 1994. He was Chairman of the Board of CKE until October 1993 and Chief Executive Officer until December 1992. Prior to 1980, he served as President of CKE. Carl N. Karcher is Carl L. Karcher’s father.

Daniel E. Ponder, Jr.	48

Mr. Ponder has served as a director since April 2001. He is currently the President and Chairman of the Board of Ponder Enterprises, Inc., a franchisee of Hardee’s restaurants. He has been a Hardee’s franchisee for over 18 years. Mr. Ponder served in the Georgia legislature until January 2001.

Mr. Ponder is the 2003 recipient of the John F. Kennedy Profile in Courage Award.

Ronald B. Maggard, Sr.	53

Mr. Maggard was elected to the Board of Directors in March 2003. Since the early 1980’s, Mr. Maggard has been the President and Chairman of the Board of Maggard Enterprises, Inc., a franchisee of Long John Silver and A&W restaurants. Mr. Maggard has been a franchisee of quick-service restaurants for over 30 years, and served as a director of Santa Barbara Restaurant Group, Inc. (“SBRG”) and Checkers Drive-In Restaurants, Inc. until 2002.

DIRECTORS CONTINUING IN OFFICE UNTIL 2004

Name and Age as of the June 17, 2003 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Byron Allumbaugh	71

Mr. Allumbaugh has served as a director since 1996. Mr. Allumbaugh retired as Chairman of the Board of Ralphs Grocery Company on January 31, 1997, where he held numerous management positions from 1958, serving as Chairman of the Board and Chief Executive Officer from 1976 to 1995, and Chairman of the Board from 1995 until his retirement. Currently a self-employed business consultant, Mr. Allumbaugh is also a member of the Boards of Directors of El Paso Energy Company, Penn Traffic, Galyan’s Trading Co. and The Pantry, Inc.

Carl L. Karcher	54

Mr. Karcher has served as a director since 1992. Mr. Karcher is the President of CLK, Inc., a Carl’s Jr. franchisee. Mr. Karcher has been a Carl’s Jr. franchisee since May 1985. For more than 17 years prior to that time, Mr. Karcher was employed by CKE in several capacities, including Vice President, Manufacturing and Distribution. Carl L. Karcher is Carl N. Karcher’s son.

Frank P. Willey	49

Mr. Willey has served as a director since 1994. Mr. Willey became Vice Chairman of FNF in March 2000. Mr. Willey has been a director of FNF since February 1984, and served as General Counsel of FNF from 1984 to January 1995, as well as its President from 1995 until March 2000.

DIRECTORS CONTINUING IN OFFICE UNTIL 2005

Name and Age as of the June 17, 2003 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships
Peter Churm	77

Mr. Churm has served as a director since 1979. Mr. Churm was Chairman of the Board of Furon Company from May 1980 through February 1992 and was President of that company for more than 16 years. From February 1992 until November 1999, Mr. Churm served as Furon’s Chairman Emeritus as well as a member of its Board of Directors. Mr. Churm is also a member of the Board of Directors of Diedrich Coffee, Inc.

Daniel D. (Ron) Lane	68

Mr. Lane has served as a director since 1993. Mr. Lane became Vice Chairman of the Board of CKE in October 1994. Since February 1983, he has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc. Mr. Lane is also a director of FNF and Metalclad Corporation.

Andrew F. Puzder	52

Mr. Puzder was appointed to the Board of Directors in May 2001. Mr. Puzder became Chief Executive Officer and President of CKE in September 2000. From February 1997 to June 2000, he served as Executive Vice President, General Counsel and Secretary of CKE. Mr. Puzder was also Chief Executive Officer of SBRG from July 1997 to November 2000, President and Chief Executive Officer of Hardee’s Food Systems, Inc. from June 2000 and Executive Vice President of FNF from January 1995 to June 2000. Mr. Puzder was a partner in the Costa Mesa, California law firm of Lewis, D’Amato, Brisbois & Bisgaard from September 1991 to March 1994 and a shareholder in the Newport Beach, California law firm of Stradling Yocca Carlson & Rauth from March 1994 until joining FNF in 1995.

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age as of the June 17, 2003 Annual Meeting		Position, Principal Occupation Experience and Directorships
E. Michael Murphy	51

Mr. Murphy became Executive Vice President, General Counsel and Secretary of CKE in February 2001, after serving as Senior Vice President of the Company, and Senior Vice President, General Counsel of Hardee’s Food Systems, Inc. from September 1998. For the prior 10 years, Mr. Murphy was a partner of The Stolar Partnership law firm in St. Louis, Missouri.

John J. Dunion	45

Mr. Dunion was appointed Executive Vice President, Supply Chain Management in July 2001. Prior to that, he served the Company as Executive Vice President, Chief Administrative Officer from February 1999, Senior Vice President, Purchasing from April 1998 and Vice President, Purchasing from September 1996. Mr. Dunion was Vice President, Purchasing at Unigate Restaurants, Inc. from 1993 to September 1996.

Name and Age as of the June 17, 2003 Annual Meeting		Position, Principal Occupation Experience and Directorships

Theodore Abajian	39

Mr. Abajian was appointed Executive Vice President, Chief Administrative Officer of the Company in March 2002 and interim Chief Financial Officer effective May 2, 2003. Prior to March, 2002, Mr. Abajian served as President and Chief Executive Officer of SBRG since November 2000, and Executive Vice President, Chief Financial Officer since May 1998. In addition, from January 2000 to October 2000, Mr. Abajian held the position of Senior Vice President and Chief Financial Officer for Checkers Drive-In Restaurants, Inc. and served as the Chief Financial Officer of Star Buffet, Inc. from July 1997 to May 1998. Mr. Abajian also served as a director of Staceys Buffet, Inc. from October 1997 to February 1998 and held several positions with Summit Family Restaurants, Inc. from 1983 to 1994, including Vice President and Controller from 1994 to 1998.

Dennis J. Lacey	49

Mr. Lacey was appointed Executive Vice President, Chief Financial Officer in April 2001. From April 1998 to April 2001, he was employed by Imperial Bank Corporation where his last position held was Chief Financial Officer. Prior to that, Mr. Lacey served as Chief Executive Officer of Capital Associates, Inc., and prior to that he was a partner with Coopers and Lybrand. Mr. Lacey terminated his employment with CKE effective May 2, 2003.

OWNERSHIP OF THE COMPANY’S SECURITIES

Principal Stockholders

The following table sets forth certain information regarding persons or entities known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock.

Stockholder	Number of Shares Held (1)	Percentage (2)
Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401-1005	4,284,100	7.4%

Fidelity National Financial, Inc.(4) 17911 Von Karman Avenue, Suite 300 Irvine, CA 92614	3,902,155	6.7%

Richard H. Pickup(5) 2321 Alcova Ridge Drive Las Vegas, NV 89134	3,255,000	5.7%

(1)	All share amounts are based upon the most recent SEC filings available.
(2)	Calculated based on 57,513,463 shares of CKE Common Stock outstanding on April 22, 2003.
(3)

Pursuant to the Schedule 13G/A filed on February 12, 2003 by Dimensional Fund Advisors Inc. (“Dimensional”), Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of CKE owned by such investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of such CKE securities.
(4)	As disclosed pursuant to a Schedule 13D filed on March 28, 2002 by Fidelity National Financial, Inc.
(5)	Pursuant to the Schedule 13D/A filed February 14, 2003 by Dito Devcar Corporation, a Nevada corporation, Dito Caree, LP, a Nevada limited partnership, The Pickup Family Trust, Pickup Charitable Unitrust II, TD Investments, LLC, Crut II, Richard H. Pickup, Dito Devcar, LP and the TB Fund, LLC (collectively, “Reporting Entities”) are record holders of the shares. Each of the Reporting Entities is directly or indirectly controlled or operating for the benefit of Richard H. Pickup.

Security Ownership of Directors and Named Executive Officers

The following table sets forth certain information regarding beneficial ownership of CKE’s Common Stock as of April 22, 2003, by (i) each director of CKE, (ii) CKE’s Chief Executive Officer and each of its four other most highly compensated executives (collectively, the “Named Executive Officers”) and (iii) all directors and executive officers of CKE as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

Name	Shares Beneficially Owned		Total Share Ownership	Percentage of All Shares
	Common Stock	Common Stock Equivalents (1)
Directors —
William P. Foley, II(2)(3)	3,513,145	2,359,971	5,873,116	9.0%
Carl N. Karcher	923,800	207,825	1,131,625	2.0%
Daniel D. (Ron) Lane(3)	892,856	266,472	1,159,328	2.0%
Byron Allumbaugh	46,285	73,334	119,619	*
Peter Churm	23,865	73,334	97,199	*
Carl L. Karcher	237,213	73,334	310,547	*
Daniel E. Ponder, Jr.	23,865	21,667	45,532	*
Frank P. Willey(3)	417,255	115,069	532,324	*
Andrew F. Puzder, CEO	403,275	1,063,689	1,466,964	2.5%
Ronald B. Maggard, Sr.	47,085	27,005	74,090	*
Executive Officers —
E. Michael Murphy	20,302	107,128	127,430	*
John J. Dunion	10,320	160,122	170,442	*
Dennis J. Lacey(4)	35,302	16,667	51,969	*
Theodore Abajian	28,022	194,384	222,406	*
Directors and Officers as a Group (14 persons)	6,622,590	4,760,001	11,382,591	18.0%

*	Represents less than 1% of the Company’s Common Stock.
(1)	“Common Stock Equivalents” are stock options exercisable within 60 days after April 22, 2003.
(2)	Includes: (a) 2,007,398 shares held directly by Folco Development Corporation, owned and controlled by Mr. Foley, (b) 96,011 shares owned by Bognor Regis, Inc., a Nevada corporation, of which Mr. Foley is a director and President, and (c) 4,233 shares held by Mr. Foley’s children’s individual trusts.
(3)	Excludes shares held by FNF, of which Messrs. Foley, Willey and Lane are directors. Mr. Foley is also an officer of FNF. Messrs. Foley, Willey and Lane disclaim beneficial ownership of the shares owned by FNF.
(4)	Mr. Lacey terminated his employment with CKE effective May 2, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires CKE’s executive officers and directors, and persons who own more than 10% of a registered class of CKE’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish CKE with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, CKE believes that, during fiscal 2003, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were satisfied.

GOVERNANCE OF THE COMPANY

Corporate Governance Principles

Pursuant to the Delaware General Corporation Law and the Company’s bylaws, CKE’s business, property and affairs are managed under the direction of the Board of Directors. Thus, the Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders.

The Board of Directors selects the senior management team, which is charged with the conduct of the Company’s business. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. Having selected the senior management team, the Board of Directors acts as an advisor and counselor to senior management and monitors their performance.

Sarbanes-Oxley Act and Related Corporate Reforms

The Public Company Accounting Reform and Investor Protection Act of 2002 (commonly known as “Sarbanes-Oxley”) was enacted in 2002. Also in 2002, The New York Stock Exchange (“NYSE”) proposed rules with respect to the determination of director independence. In accordance with these proposed rules, the Board of Directors of the Company must determine that an independent director has no material relationship with the Company other than as a director. The proposed rules specify the criteria by which the independence of directors is to be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent auditor. The proposed rules also prohibit Audit Committee members from any direct or indirect financial relationship with the Company (other than in their capacity as directors and Audit Committee members), and restrict both commercial and not-for-profit relationships of all directors with the Company. Because implementation of Sarbanes-Oxley is ongoing and the NYSE proposed rules are not yet in effect and have undergone substantial revisions during the rule-making process, we have not yet formally applied the independent director rules discussed above to our Board of Directors. We will continue to monitor the rule-making process and will comply with the developing rules as they become effective.

Meetings of the Board of Directors

During fiscal 2003, the Board of Directors met six times. All of our directors attended 75 percent or more of all meetings of the Board of Directors in fiscal 2003.

Committees of the Board of Directors

While it is the general policy of the Company that all major decisions be considered by the Board of Directors, the Board utilizes certain committees to further perform its duties. Currently there is an Executive Committee, an Acquisitions and Divestitures Committee, as well as an Independent Committee. There are also four standing committees: the Audit Committee, the Compensation Committee, the Franchise Committee and the Nominating Committee. The NYSE has proposed rules regarding the independence of members on the Audit, Compensation and Nominating Committees which are not yet in effect. While the Company cannot be certain until final rules are adopted, the Company believes that the members of its Audit Committee are independent within the meaning of the proposed rules and, in any case, those directors are not employees of the Company. None of the members of the Compensation and Nominating Committees are employees of CKE and they will be independent within the meaning of the proposed rules when those rules become effective. Similarly, although not required under The NYSE rules or Sarbanes-Oxley, the Company believes that the members of its Acquisitions and Divestitures, Franchise and Independent Committees are independent and, in any case, those directors are not employees.

Executive Committee.  The Executive Committee of the Board of Directors, comprised of Messrs. Foley (Chairman), Puzder, Lane and Carl N. Karcher, is empowered by the Board of Directors to take all actions that may otherwise be taken by the Board of Directors, to the extent permitted by law.

Independent Committee.  The Independent Committee of the Board of Directors, comprised of Messrs. Allumbaugh, Churm (Chairman) and Willey, was formed by the Board of Directors to review and evaluate certain transactions involving the sale of restaurants to investor groups comprised of, among others, directors and executive officers of CKE.

Acquisitions and Divestitures Committee.  The Acquisitions and Divestitures Committee of the Board of Directors, consisting of Messrs. Allumbaugh (Chairman), Churm and Ponder, was formed by the Board of Directors to review and evaluate certain transactions involving the sale of material assets of the Company.

Audit Committee.  The Audit Committee, whose current members are Messrs. Allumbaugh, Churm and Willey (Chairman), monitors CKE’s basic accounting policies and their related system of internal control, reviews CKE’s audit and management reports and makes recommendations regarding the appointment of independent auditors. See the Audit Committee Report below at page 11.

Compensation Committee.  The Compensation Committee, whose current members are Messrs. Churm (Chairman), Lane and Willey, is responsible for setting annual and long-term performance goals for the Board and senior management and for evaluating subsequent performance against such goals. The Compensation Committee considers the hiring and election of corporate officers, salary and incentive compensation policies for officers and directors, and the granting of stock options to employees. See the Compensation Committee Report on Executive Compensation below at page 17.

Franchise Committee.  The Franchise Committee, whose current members are Messrs. Foley (Chairman), Ponder and Lane, considers potential material repurchases of franchised restaurants.

Nominating Committee.  The Nominating Committee’s current members are Messrs. Foley (Chairman), Churm and Lane. The Nominating Committee’s major function is to find and/or recommend qualified candidates for election to the Board by CKE’s stockholders. The Nominating Committee may periodically review and recommend changes in Board size and committee structure. The Nominating Committee may be delegated other functions, including recommending candidates to fill corporate officerships. The Nominating Committee does not consider nominees recommended by stockholders as stockholders are permitted to directly submit Board nominees. Stockholder nominees should be submitted according to the procedures listed below in the section entitled “Future Stockholder Proposals.”

The table below provides membership and meeting information for each of the Board committees.

Fiscal 2003 Committee Membership & Meetings

Name	Executive		Independent		Audit		Compensation		Franchise		Nominating		Acquisitions and Divestitures
William P. Foley, II	x	*							x	*	x	*
Carl N. Karcher	x
Daniel D. (Ron) Lane	x						x		x		x
Byron Allumbaugh			x		x								x	*
Peter Churm			x	*	x		x	*			x		x
Carl L. Karcher
Frank P. Willey			x		x	*	x
Daniel E. Ponder, Jr.									x				x
Andrew F. Puzder
MEETINGS	0		2		6		2		0		0		3

*	Chair.

AUDIT COMMITTEE & INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of three independent directors and operates under a written charter approved and adopted by the Board of Directors in accordance with applicable rules of the Securities and Exchange Commission (“SEC”) and the NYSE.

During fiscal 2003, the Audit Committee met six times. The members of the Audit Committee are Messrs. Allumbaugh, Churm and Willey (Chairman). The Board of Directors has determined that these members are independent as defined in the NYSE’s listing standards.

Audit Committee Report

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements with the management of the Company, and has obtained a report from management assessing the Company’s internal controls. The Audit Committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required by SAS 61 (Codification of Statements on Auditing Standards, AU § 380) to be discussed. The Audit Committee also has received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with KPMG LLP the independence of such independent accounting firm and has considered the question of whether the auditor’s provision of non-audit services was compatible with the auditor maintaining its independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended January 27, 2003 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended January 27, 2003.

Each of the members of the Audit and Finance Committee is independent within the meaning of Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange.

Dated: April 22, 2003	AUDIT COMMITTEE

/s/
Frank P. Willey (Chairman) Byron Allumbaugh Peter Churm

The report of the Audit Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for audit of the Company’s annual financial statements for fiscal 2003, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related fees	$455,950

Financial information systems design and implementation	$0

All other fees:
Audit related fees (1)	$56,000
Other non-audit services (2)	$164,432

Total all other fees	$220,432

(1)	Audit related fees consist principally of the issuance of letters to underwriters, audits of financial statements of certain employee benefit plans, audits of certain businesses acquired during the fiscal year, review of registration statements and issuance of consents.
(2)	Other non-audit services consist of tax compliance, actuarial services and information system security assessment.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.  Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.  Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.  Tax services include all services performed by the independent auditor’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.  Other fees are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditor.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Auditor Independence

The Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence and has concluded that the provision of such non-audit services does not compromise the independence of KPMG LLC.

Selection of an independent auditor is made by the Board of Directors upon consultation with the Audit Committee. CKE’s independent auditor for the fiscal year ended January 27, 2003 was KPMG LLC. The Board of Directors will vote upon selection of an auditor for the current fiscal year at a future Board meeting.

Representatives of KPMG LLC are expected to attend the Meeting and be available to respond to appropriate questions. The representatives of KPMG LLC also will have an opportunity to make a formal statement, if they so desire.

DIRECTOR AND EXECUTIVE COMPENSATION

Compensation of Non-Employee Directors

For their services as directors in fiscal 2003, each non-employee director, other than Mr. Foley, received a base annual retainer of $18,000. For attendance at each special Board meeting (meetings other than quarterly Board meetings), each non-employee director received a fee of $1,000 ($500 for telephonic meetings). For attendance at Board Committee meetings that were held on a day other than the date of a scheduled Board meeting, each non-employee director received a fee of $1,000 ($500 for telephonic meetings). Reasonable travel and lodging expenses are reimbursed to directors. The foregoing fee structure will be the same in fiscal 2004, except that the base annual retainer for each non-employee director will be $33,000 and for attendance at each Audit Committee meeting held on a day other than the date of a scheduled Board meeting, each non-employee director will receive $2,000 ($1,000 for telephonic Audit Committee meetings).

Effective April 1, 2003, Mr. Foley voluntarily terminated his employment agreement and entered into an agreement for non-employee director fees. Pursuant to the terms of the agreement, Mr. Foley will receive $150,000 base annual retainer, payable quarterly, for serving as the Company’s Chairman of the Board.

The table below provides compensation information for each of the members of the Board and the Board Committees.

Fiscal 2003 Cash Retainer and Meeting Fees

Name	Board	Independent	Audit	Compensation	Franchise	Nominating	Acquisitions and Divestitures
William P. Foley, II (1)	—	—	—	—	—	—	—
Carl N. Karcher (1)	—	—	—	—	—	—	—
Daniel D. (Ron) Lane	$18,000	—	—	—	—	—	—
Byron Allumbaugh	$18,000	—	$1,500	—	—	—	$500
Peter Churm	$18,000	—	$2,000	—	—	—	$500
Carl L. Karcher	$18,000	—	—	—	—	—	—
Frank P. Willey	$18,000	—	$2,000	—	—	—	—
Daniel E. Ponder, Jr.	$24,570	—	—	—	—	—	$500
Andrew F. Puzder (1)	—	—	—	—	—	—	—

(1)	Messrs. Foley, Karcher and Puzder received no director compensation during fiscal 2003 as each of the three directors received remuneration pursuant to employment agreements with the Company. See Employment Agreement section below. Mr. Foley voluntarily terminated his employment agreement effective April 1, 2003.

Executive Compensation

Summary of Cash and Certain Other Compensation. For fiscal 2003, the following table sets forth, for the years indicated, the compensation awarded to, earned by or paid to (i) the Chief Executive Officer of CKE and (ii) each of the four other most highly compensated executive officers (collectively with the Chief Executive Officer, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards Options (#)	All Other Compensation ($) (2)
		Salary ($)	Bonus ($)	Other Annual Compensation (1)
Andrew F. Puzder Chief Executive Officer	2003 2002 2001	572,115 500,000 370,833	1,250,000 1,000,000 —	21,028 44,494 13,307	100,000 150,000 575,000	37,500 17,165 12,509

E. Michael Murphy EVP, General Counsel & Secretary	2003 2002 2001	326,538 315,000 300,000	335,000 325,000 —	23,284 24,418 11,249	25,100 50,000 50,000	87,302 204,890 167,869

John J. Dunion EVP, Supply Chain Management	2003 2002 2001	250,000 250,000 250,000	75,000 250,000 —	15,951 12,070 5,244	15,000 25,000 50,000	19,785 63,903 5,273

Dennis J. Lacey EVP, Chief Financial Officer	2003 2002 2001	278,847 250,000 —	300,000 250,000 —	16,782 7,870 —	25,000 55,000 —	99,007 172,162 —

Theodore Abajian EVP, Chief Administrative Officer	2003 2002 2001	249,808 — —	125,000 — —	23,829 — —	5,000 — —	19,038 — —

(1)	“Other Annual Compensation” for fiscal 2003 includes the following amounts for Messrs. Puzder, Murphy, Dunion, Lacey and Abajian: (a) auto allowance payments of $9,960, $9,960, $9,960, $9,960 and 0, respectively, (b) reimbursements for medical and dental costs of $9,050, $12,205, $5,745, $6,418 and $23,829, respectively, (c) travel allowances of $776, $151, 0, 0 and 0, respectively, (d) payments of life insurance premiums of $1,242, $968, $249, $404 and 0, respectively.
(2)	“All Other Compensation” includes matching and voluntary contributions by CKE to CKE’s employee stock purchase plan for Messrs. Puzder and Abajian. For fiscal 2003, the amounts matched by the Company in the employee stock purchase plan were $37,500 and $19,038, respectively. Amounts for Messrs. Dunion and Lacey include relocation costs of $19,785 and $146,263, respectively. Amounts for Mr. Murphy represent reimbursement of one-time relocation costs that were grossed-up for federal and state income taxes.

Stock Option Grants.    The following table sets forth certain information with respect to the stock options granted during fiscal 2003 to the Named Executive Officers and the potential realizable value of such stock options.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Option Grants (#) (1)	Percentage of Total Options Granted to Employees in Fiscal Year 2003	Exercise or Base Price ($/Share) (2)	Expiration Date (3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
					5% ($)	10% ($)
Andrew F. Puzder	100,000	18.7%	11.10	6/18/2012	698,073	1,769,054
E. Michael Murphy	25,000	4.7%	11.10	6/18/2012	174,518	442,264
John J. Dunion	15,000	2.8%	11.10	6/18/2012	104,711	265,358
Dennis J. Lacey	25,000	4.7%	11.10	6/18/2012	174,518	442,264
Theodore Abajian	5,000	0.9%	11.10	6/18/2012	34,904	88,453

(1)	Nonqualified stock options.
(2)	The fair market value of the Company’s Common Stock on the date of grant.
(3)	The options vest 33 1/3% on the first anniversary of the date of grant, 33 1/3% on the second anniversary of the date of grant and 33 1/3% on the third anniversary of the date of grant.
(4)	Calculated over a ten-year period, representing the terms of the options. These are assumed rates of appreciation, and are not intended to forecast future appreciation of the Company’s Common Stock.

Option Exercises and Fiscal Year-End Values.  The following table sets forth certain information with respect to stock options exercised during fiscal 2003 and year-end stock option values for each of the Named Executive Officers.

AGGREGATED STOCK OPTION EXERCISES

IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at January 27, 2003		Value of Unexercised In-the-Money Options at January 27, 2003 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew F. Puzder	—	—	913,689	266,666	481,570	90,500
E. Michael Murphy	9,000	75,837	75,461	74,999	26,712	35,333
John J. Dunion	—	—	138,456	48,332	27,543	22,520
Dennis J. Lacey	—	—	18,334	61,666	27,422	41,266
Theodore Abajian	—	—	192,717	5,000	204,028	—

(1)	In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, the fair market value is deemed to be $3.62, the closing price of the Company’s Common Stock on January 27, 2003.

Employment Agreements

Andrew F. Puzder. On April 9, 1999, CKE entered into a three-year employment agreement with Andrew F. Puzder. On January 3, 2001, Mr. Puzder entered into an Amendment to Employment Agreement, pursuant to which, among other things, Mr. Puzder agreed to serve as President and Chief Executive Officer of the Company for an extended term, ending on April 9, 2004. Mr. Puzder’s annual base salary under the employment agreement, as amended, is $500,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. In fiscal 2003, Mr. Puzder’s annual base salary was increased to $625,000. Mr. Puzder’s agreement, as amended, also provides for annual cash bonuses during his employment term. For fiscal 2003 and all subsequent years, Mr. Puzder’s annual bonus is calculated by first determining the amount by which the Company’s net income increases over the prior fiscal year. If such increase is 15%, Mr. Puzder shall receive a bonus equal to 50% of his then current annual base salary. For each 5% increase in the Company’s net income over the 15% base increase, Mr. Puzder’s annual bonus will increase by an amount equal to 50% of his annual base salary. In no event shall the annual bonus exceed 200% of Mr. Puzder’s minimum annual base salary. If net income increases less than 15% or decreases, Mr. Puzder will not receive a bonus for that year. On April 8, 2002, the Board of Directors approved an amendment to Mr. Puzder’s employment agreement, pursuant to which one-time adjustments to earnings mandated by accounting rule changes will not be taken into consideration in determining Mr. Puzder’s bonus. For fiscal 2003, Mr. Puzder’s bonus was $1,250,000. The employment agreement entitled Mr. Puzder to participate in CKE’s stock incentive plan and granted him an option to purchase 50,000 shares under CKE’s 1999 Stock Incentive Plan. These options are now 100% vested, and are for a ten-year term. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Puzder’s employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Puzder’s minimum annual base salary then in effect times two, plus annual bonus assuming a 30% increase in net income (100% of employee’s minimum annual base salary times two), and maintain for one year any benefits plans and programs in which Mr. Puzder was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Puzder’s termination, the employment agreement, as amended, shall obligate the Company to pay Mr. Puzder, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination, an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two, whichever is greater, plus an annual bonus equal to 200% of Mr. Puzder’s annual base salary multiplied by the number of years remaining in the term or the number two, whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the company shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Puzder was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Puzder’s legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Puzder’s death.

William P. Foley, II.  On April 9, 1999, CKE entered into a five-year employment agreement with William P. Foley II, pursuant to which Mr. Foley agreed to serve as Chairman of the Board and Chief Executive Officer. Mr. Foley’s annual base salary under the employment agreement is $500,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Foley resigned as Chief Executive Officer in March 2000. As a result, his annual base salary was reduced to $400,000. Mr. Foley’s employment agreement also provides for annual cash bonuses during his employment term. For fiscal 2003 and all subsequent years, Mr. Foley’s annual bonus will be calculated by first determining the amount by which the Company’s net income increases over the prior fiscal year. If such increase is 15%, Mr. Foley shall receive a bonus equal to 50% of his then current annual base salary. For each 5% increase in the Company’s net income over the 15% base increase, Mr. Foley’s annual bonus will increase by an amount equal to 50% of his annual base salary. In no event shall the annual bonus exceed 200% of Mr. Foley’s minimum annual base salary. If net income increases less than 15% or decreases, Mr. Foley will not receive a bonus for that year. On April 8, 2002, the Board of Directors approved an amendment to Mr. Foley’s employment agreement, pursuant to which one-time adjustments to earnings mandated by accounting rule changes will not be taken into consideration in determining Mr. Foley’s bonus. For fiscal 2003, although the bonus calculation pursuant to the employment agreement afforded Mr. Foley a bonus of $800,000, Mr. Foley waived payment of his bonus. The employment agreement entitled Mr. Foley to participate in CKE’s stock incentive plan and granted him an option to purchase 200,000 shares under CKE’s 1999 Stock Incentive Plan. These options are now 100% vested, and are for a ten-year term. The employment agreement allows Mr. Foley to fulfill duties with certain other public and private companies including FNF and Fidelity National Information Solutions, Inc. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Foley’s employment without cause, CKE will be obligated to pay a lump sum consisting of Mr. Foley’s minimum annual base salary then in effect times one, plus annual bonus assuming a 30% increase in net income (200% of employee’s minimum annual base salary times one), and maintain for one year any benefits plans and programs in which Mr. Foley was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Foley’s termination, the Company shall pay Mr. Foley, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two, whichever is greater, plus an annual bonus equal to 200% of Mr. Foley’s annual base salary multiplied by the number of years remaining in the term or the number two, whichever is greater. Additionally, all options granted which have not vested as of the date of termination shall vest immediately, and the Company shall maintain, for the number of years remaining in the term, all employee benefit plans and programs in which Mr. Foley was entitled to participate immediately prior to the date of termination. In the event of his death, Mr. Foley’s legal representatives will receive the minimum annual base salary for the remainder of the term, and all unvested options will immediately vest and be exercisable for 90 days from Mr. Foley’s death.

Effective April 1, 2003, CKE entered into a non-employee director fee agreement with Mr. Foley, pursuant to which the Employment Agreement was terminated and Mr. Foley agreed to continue to serve as CKE’s Chairman of the Board until the director fee agreement is terminated by the Board of Directors of CKE or by Mr. Foley. The director fee agreement provides that CKE shall pay Mr. Foley $150,000 per year, subject to periodic increases at the discretion of the Compensation Committee.

Theodore Abajian. On December 20, 2001, CKE entered into a three-year employment agreement with Theodore Abajian to serve as CKE’s Chief Administrative Officer. Mr. Abajian was appointed interim Chief Financial Officer effective May 2, 2003. Mr. Abajian’s annual base salary under the employment agreement is $250,000 subject to periodic increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Abajian’s annual base salary for fiscal 2003 was $250,000. Mr. Abajian’s employment agreement also provides for annual bonuses in accordance with bonus plans offered to other executive level management employees. On April 8, 2002, the Board of Directors approved an amendment to Mr. Abajian’s employment agreement, pursuant to which one-time adjustments to earnings mandated by accounting rule changes will not be taken into consideration in determining Mr. Abajian’s bonus. Mr. Abajian’s bonus for fiscal 2003 was $125,000. The employment agreement can be terminated by the Company for cause as defined in the employment agreement. In the event CKE terminates Mr. Abajian’s employment without cause, CKE will be obligated to pay an amount equal to the sum of the Mr. Abajian’s minimum base salary in effect as of the date of termination multiplied by the number two, and maintain for one year any employee benefit plans (except for the Company’s stock option plan) and programs in which the Mr. Abajian was entitled to participate immediately prior to the date of termination. In the event of a change in control of the Company resulting in Mr. Abajian’s termination, the employment agreement, as amended, shall obligate the Company to pay Mr. Abajian, as severance, a lump sum consisting of, in addition to his base salary due him through the date of termination, an amount equal to the product of his minimum annual base salary multiplied by the number of years remaining in the term or the number two, whichever is greater, plus an annual bonus equal to 200% of Mr. Abajian’s annual base salary multiplied by the number of years remaining in the term or the number two, whichever is greater. In the event of Mr. Abajian’s death or disability, he shall be entitled to receive the minimum annual base salary for the remainder of the Term, and all outstanding stock options will immediately vest in full and be exercisable for a period of 90 days from Mr. Abajian’s death.

Compensation Committee Interlocks and Insider Participation

During fiscal 2003, the members of CKE’s Compensation Committee were Messrs. Churm (Chairman), Lane and Willey. None of the foregoing was an officer, a former officer or employee of CKE during fiscal 2003. No CKE executive officer served as a director of a company for which Messrs. Churm, Lane and/or Willey served as an executive officer.

During the same period, Mr. Foley served as Chairman of the Board and Chief Executive Officer of FNF. Mr. Lane served as a director of FNF and Mr. Willey served as Vice-Chairman of FNF.

Compensation Committee Report on Executive Compensation for the Fiscal Year Ended January 27, 2003.

The Committee, currently comprised of three non-employee directors, is responsible for administering the executive compensation policies, administering the various management incentive programs (including option plans), and making recommendations to the Board of Directors with respect to these policies and programs. In addition, the Committee makes annual recommendations to the Board of Directors concerning the compensation paid to the Chief Executive Officer and to each of the other executive officers of CKE (each, an “Executive Officer”), including the Named Executive Officers. Set forth below is a report submitted by the Committee addressing compensation policies for fiscal 2003 as they affected the following persons:

(i) Andrew F. Puzder, Chief Executive Officer of CKE, and (ii) the other Executive Officers.

Chief Executive Officer Compensation.  Andrew F. Puzder became CKE’s Chief Executive Officer on September 7, 2000. In October, 2000, pursuant to an amendment to his employment agreement with the Company, Mr. Puzder’s annual salary was increased to $500,000. In September 2002, the Compensation Committee of the Board of Directors approved an increase in Mr. Puzder’s annual salary to $625,000. In July 1997, Mr. Puzder was employed by the Company as Executive Vice President, General Counsel and Secretary. In August, 1998 Mr. Puzder’s duties were expanded to include the position of Executive Vice President, Franchising. Mr. Puzder’s annual salary ranged from $150,000 in 1997 to $625,000 in 2002.

Compensation Policies Toward Executive Officers.  The Committee believes that the most effective executive compensation program is one that provides incentives to achieve both current and long-term strategic management goals, with the ultimate objective of enhancing stockholder value. In this regard, the Committee believes executive compensation should be comprised of cash as well as equity-based programs. Base salaries are generally set at market levels in order to attract and retain qualified and experienced executives. With respect to equity-based compensation, the Committee believes that an integral part of CKE’s compensation program is the ownership and retention of CKE’s Common Stock by its Executive Officers. By providing Executive Officers with a meaningful stake in CKE, the value of which is dependent on CKE’s long-term success, a commonality of interests between CKE’s Executive Officers and its stockholders is fostered. Employment contracts are currently in effect for the Chief Executive Officer and the Chief Administrative Officer (See Employment Agreements section above).

Relationship of Performance to Compensation.  Compensation that may be earned by the Executive Officers in any fiscal year consists primarily of base salary, cash bonus and stock options. The significant factors considered in establishing the components of each Executive Officer’s compensation package for fiscal 2003 are summarized below. The Committee, in its discretion, may apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years, but all compensation decisions will be designed to further the general compensation policies indicated above.

Base Salary.  Other than those with employment agreements, the base salary for each Executive Officer is set on the basis of personal performance, the salary levels in effect for comparable positions with CKE’s principal competitors (including, but not limited to, CKE’s self-determined peer group set forth in the “Stock Performance Graph”) and CKE’s financial performance relative to such competitors. Factors relating to individual performance that are assessed in setting base compensation are based on the particular duties and areas of responsibility of the individual Executive Officer. Factors relating to CKE’s financial performance that may be related to increasing or decreasing base salary include revenues and earnings. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula.

Cash Bonus.  Annual bonuses are earned by the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company on the basis of CKE’s achievement of net income, in each case according to the formula described in Mr. Puzder’s employment agreement above. Annual bonuses for all other Executive Officers are based on improvements in earnings based on targets established at the start of the fiscal year and on the basis of the particular Executive Officer’s duties and areas of responsibility. Bonus amounts are established based on various levels of performance against such targets. The Committee assesses CKE and individual performance against the established targets and provides for bonuses based on the targeted performance levels actually achieved.

Stock Options.  Stock option grants motivate Executive Officers to manage the business to improve long-term CKE performance and align the interests of Executive Officers with stockholder value. Customarily, option grants are made with exercise prices equal to the fair market value of the shares on the grant date and will be of no value unless the market price of CKE’s shares of Common Stock appreciates, thereby aligning a substantial part of the Executive Officer’s compensation package with the return realized by the stockholders. Options generally vest in equal installments over a period of time, contingent upon the Executive Officer’s continued employment with CKE. Accordingly, an option will provide a return to the Executive Officer only if the Executive Officer remains employed by CKE and the market price of the underlying shares appreciates over the option term. The size of an option grant is designed to create a meaningful opportunity for stock ownership and is based upon the individual’s current position with CKE, internal comparability with option grants made to other CKE executives and the individual’s potential for future responsibility and promotion over the option term. The Committee has established an award program which takes into account the level of responsibility in the organization and total compensation compared to comparable companies in making option grants to the Executive Officers, in an attempt to target a fixed number of unvested option shares based upon the individual’s position with CKE and the Executive Officer’s existing holdings of unvested options. As such, the award of stock options requires subjective judgment as to the amount of the option. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant, if any, made to each Executive Officer as circumstances warrant.

Corporate Deduction for Compensation.  Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. The Company’s policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid to executive officers. However, while the tax impact of any compensation arrangement is an important factor to be considered, the impact is evaluated in light of the Company’s overall compensation philosophy. Accordingly, the Company will authorize the payment of non-deductible compensation if it deems that it is consistent with its compensation philosophy and in the best interests of the Company and its stockholders.

Dated: April 22, 2003	COMPENSATION COMMITTEE

/s/
Peter Churm (Chairman) Daniel D. (Ron) Lane Frank P. Willey

The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

COMPARISON OF FIVE YEAR

CUMULATIVE TOTAL STOCKHOLDER RETURN

AMONG CKE RESTAURANTS, INC., S&P 500 INDEX AND

SELECTED RESTAURANT PEER GROUP INDEX(1)

(1)	Peer Group is comprised of the following companies: Jack in the Box, Inc., McDonald’s Corp., Yum! Brands, Inc. and Wendy’s International, Inc.

The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that CKE specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

On March 1, 2002, CKE completed a merger in which SBRG became a wholly-owned subsidiary of CKE. As stockholders and/or option holders of SBRG, William P. Foley, II, Frank P. Willey, Andrew F. Puzder, Theodore Abajian and E. Michael Murphy each received CKE Common Stock and/or options to purchase CKE Common Stock. Mr. Foley received 825,714 shares of CKE Common Stock and options to purchase 374,387 shares of CKE Common Stock. Mr. Willey received options to purchase 41,735 shares of CKE Common Stock. Mr. Puzder received 4,910 shares of CKE Common Stock and options to purchase 270,050 shares of CKE Common Stock. Mr. Abajian received 19,944 shares of CKE Common Stock and options to purchase 192,717 shares of CKE Common Stock. Mr. Murphy received options to purchase 29,460 shares of CKE Common Stock. Based on a closing sale price of $9.60 on March 1, 2002, closing date of the merger, the aggregate value of CKE Common Stock received by Messrs. Foley, Willey, Puzder, Abajian and Murphy was $16,885,603, or individually $11,520,970, $400,656, $2,639,616, $2,041,545 and $282,816, respectively.

Carl N. Karcher.  CKE leases the land and buildings, which include the Anaheim corporate offices of CKE, its distribution center and one restaurant in Carl Karcher Plaza, located at 401 West Carl Karcher Way, Anaheim, California, from the Karcher Partners, L.P. (“Karcher Partners”). The General Partner of Karcher Partners is the Carl N. Karcher and Margaret M. Karcher Trust (the “Trust”), of which Carl N. Karcher is co-trustee. The term of the lease expires in April 2008, and CKE has the option to renew the lease for one additional five-year term. The current rent under this lease is: (a) $15,580 per month and 6.5% of annual gross sales in excess of $2,436,369 for the restaurant; (b) $67,835 per month for the distribution center, subject to adjustment every five years; and (c) $21,296 per month for the corporate offices, subject to adjustment every five years. CKE also leases two adjacent parcels of land in Carl Karcher Plaza from the Trust which are being utilized by CKE for additional office space and distribution center parking and storage. The rent is $5,987 per month for one parcel and $6,875 per month for the other parcel, both subject to adjustment every five years. The term for both leases expires in April 2008. CKE has the option to renew each of these leases for one additional five-year term. The aggregate rents paid by CKE to the Trust for the corporate offices and adjacent facilities during fiscal 2003 were $1,423,140. In addition, CKE has two leases with the Trust with respect to two restaurant properties. The minimum monthly rental is the greater of $6,799 or 5.5% of annual gross sales in one of the leases, and a minimum monthly rental for improvements of $2,871 or 4% of annual gross sales, and a fixed monthly rental of $6,183 for the land in the other lease. The leases expire in May 2010 and May 2004. The aggregate rents paid by CKE to the Trust for these two restaurant properties during fiscal 2003 were $253,133.

In January 1994, CKE entered into an Employment Agreement with Carl N. Karcher, which was amended in November 1997 and expires December 31, 2003. The Employment Agreement, as amended, provides that Mr. Karcher will be employed as Chairman Emeritus of the Board and as a non-executive officer, reporting to the Chief Executive Officer, at a base annual salary of $400,000. Under the terms of the Employment Agreement, Mr. Karcher is entitled to participate in all Company sponsored retirement, health and welfare benefits provided to other executives or employees of the Company, and the Company will pay Mr. Karcher an auto allowance and employ a driver for his use. In fiscal 2003, Mr. Karcher was paid an aggregate of $453,217, consisting of (a) $400,000 base salary, (b) $8,652 in life insurance premiums, (c) $6,953 reimbursement for medical costs, (d) $30,000 in matching contributions for CKE’s employee stock purchase plan, and (e) a $9,960 auto allowance. If Mr. Karcher is terminated or exercises his right to terminate employment following a change in control of CKE resulting from a merger, sale of assets or acquisition, Mr. Karcher becomes entitled to payments due under the agreement as they become due for the remainder of the term without the obligation of further services. The Employment Agreement, as amended, also provides for a retirement benefit for Mr. Karcher in the amount of $200,000 per year for life after the end of the employment term, eligibility to participate in any management incentive compensation bonus pool plans, death benefits to include payment of any compensation due Mr. Karcher to his estate for services rendered prior to the date of his death, payment of Mr. Karcher’s base salary to Mrs. Karcher for one full year following his death and, thereafter, payment of Mr. Karcher’s retirement benefits to Mrs. Karcher for the remainder of her life.

JCK, Inc. (“JCK”) is a franchisee of CKE and currently operates 12 Carl’s Jr. restaurants. Joseph C. Karcher is the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of JCK. JCK, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to two additional Carl’s Jr. restaurants at varying times between 2002 and 2004. In connection with the operation of its 12 franchised restaurants, JCK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $2,824,867. During fiscal 2003, JCK paid royalty fees of $424,861, and advertising and promotional fees of $541,479, for all 12 restaurants combined.

Wiles Restaurants, Inc. (“Wiles”) is a franchisee of CKE and currently operates 12 Carl’s Jr. restaurants, three of which are Carl’s Jr./Green Burrito dual-brand restaurants. Anne M. Wiles is the daughter of Carl N. Karcher, a partner in Karcher Partners and an affiliate of Wiles. Wiles is obligated, pursuant to a Development Agreement with CKE, to develop and become a franchisee with respect to one additional Carl’s Jr. restaurant in 2005. In connection with the operation of its 12 franchised restaurants, Wiles regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $3,992,329. During fiscal 2003, Wiles paid royalty fees of $505,917, including royalty fees paid to CKE for its Green Burrito dual-brand restaurants, and advertising and promotional fees of $582,0343, for all 12 restaurants combined. Wiles is also a lessee of CKE with respect to two restaurant locations. Minimum monthly rental payments equal $7,174 or 5.5% of the annual gross sales of the restaurant for one lease, and $11,698 or 8% of the annual gross sales of the restaurant for the other lease. The leases expire in August 2011 and November 2008, respectively. The rents paid under these leases during fiscal 2003 aggregated $223,619.

Sierra Surf Connection, Inc. (“SSC”) is a franchisee of CKE and currently operates 11 Carl’s Jr. restaurants. Anne M. Wiles is the daughter of Carl N. Karcher, a partner in Karcher Partners and an affiliate of SSC. SSC is obligated, pursuant to a Development Agreement with CKE, to develop and become a franchisee with respect to six additional Carl’s Jr. restaurants at varying times between 2002 and 2005. SSC paid an aggregate of $15,000 to CKE in franchise fees in fiscal 2003. In connection with the operation of its 11 franchised restaurants, SSC regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $1,187,999. During fiscal 2003, SSC paid royalty fees of $268,909, and advertising and promotional fees of $411,814, for all 11 restaurants combined. SSC is also a lessee of CKE with respect to one restaurant location. Rental payments equal 5% of the annual gross sales of the restaurant or minimum monthly rental of $4,469. The lease expires in January 2008. The rents paid under this lease during fiscal 2003 aggregated $53,632.

MJKL Enterprises, L.L.C. (“MJKL”) is a franchisee of CKE and currently operates 21 Carl’s Jr. restaurants, five of which are Carl’s Jr./Green Burrito dual-brand restaurants. MJKL operates three of its 21 Carl’s Jr. restaurants pursuant to a management agreement with another Carl’s Jr. franchisee. Margaret LeVecke is the daughter of Carl N. Karcher, a partner in Karcher Partners and an affiliate of MJKL. MJKL is obligated, pursuant to a Development Agreement with CKE to develop and become a franchisee with respect to two additional Carl’s Jr. restaurants at varying times between 2002 and 2004. MJKL paid an aggregate of $25,000 to CKE in franchise fees in fiscal 2003. In connection with the operation of its 21 restaurants, MJKL regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $4,948,339. During fiscal 2003, MJKL paid royalty fees of $191,782 and advertising and promotional fees of $552,638, for all 21 restaurants combined. MJKL is also a sublessee of CKE with respect to 11 restaurant locations, and pays rent for three restaurants operated pursuant to the management agreement. Monthly rental payments vary from $900 to $10,898 and/or a percentage of the annual gross sales of the restaurants ranging from 4.5% to 8%. The leases expire at varying times between June 2003 and December 2014. Rents paid during fiscal 2003 under the subleases and pursuant to the management agreement aggregated $488,566.

Bernard Karcher Investments, Inc. (“BKI”) is a franchisee of CKE and currently operates 12 Carl’s Jr. restaurants. Bernard W. Karcher is the brother of Carl N. Karcher and an affiliate of BKI. In connection with the operation of its 12 franchised restaurants, BKI regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $4,325,008. During fiscal 2003, BKI paid royalty fees of $580,901, and advertising and promotional fees of $701,615, for all 12 restaurants combined. BKI is also a lessee of CKE with respect to two restaurant locations. Minimum monthly rental payments equal $11,520 on one of the leases, and a percentage of the annual gross sales of the restaurant ranging from 7.5% to 10% on the other lease. The leases expire in January 2006 and September 2012, respectively. The rents paid under these two leases during fiscal 2003 aggregated $171,080.

B&J, L.L.C. (“B&J”) is a franchisee of CKE and currently operates seven Carl’s Jr. restaurants. Bernard W. Karcher is the brother of Carl N. Karcher and an affiliate of B&J. B&J paid an aggregate of $25,000 in franchise fees to CKE in fiscal 2003. In connection with the operation of its seven franchised restaurants, B&J regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $2,395,819. During fiscal 2003, B&J paid royalty fees of $300,506, and advertising and promotional fees of $426,548, for all seven restaurants combined. B&J is also a sublessee of CKE with respect to one restaurant location. Rental payments equal the greater of $3,900 per month or 4% of the annual gross sales of the restaurant. The lease expires in January 2018. Total rents paid under this lease during fiscal 2003 aggregated $42,900.

Carl L. Karcher.  CLK, Inc. (“CLK”) is a franchisee of CKE and currently operates 26 Carl’s Jr. restaurants, seven of which are Carl’s Jr./Green Burrito dual-brand restaurants. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of CLK. During fiscal 2003, CLK purchased two Carl’s Jr. restaurants and one Carl’s Jr. restaurant property from CKE and paid an aggregate purchase price of $950,000. In connection with the operation of its 26 franchised restaurants, CLK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $9,082,099. During fiscal 2003, CLK paid royalty fees of $1,128,065, including royalties fees paid to CKE for the Green Burrito dual-brand restaurants, and advertising and promotional fees of $1,248,797, for all 26 restaurants combined. CLK is also a lessee or sublessee of CKE with respect to 13 restaurant locations. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 5 % to 10%, or minimum monthly rentals ranging from $4,157 to $11,255. The leases expire at varying times between December 2003 and August 2011. The rents paid under these 13 leases during fiscal 2003 aggregated $889,125. CLK also licenses one restaurant from CKE pursuant to which CLK is obligated to remit 50% of the restaurant’s net profit to CKE. During fiscal 2003, CLK paid CKE $110,048 pursuant to this license agreement.

CLK New-Star, L.P. (“New-Star”) is a franchisee of CKE and currently operates four Carl’s Jr. restaurants. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of New-Star. New-Star, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to 11 additional Carl’s Jr. restaurants at varying times between 2002 and 2007. In connection with the operation of its four franchised restaurants, New Star purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $8,895. During fiscal 2003, New Star paid royalty fees of $147,689, and advertising and promotional fees of $289,395, for its four restaurants combined.

Border Star de Mexico, S. de R.L. de C.V. (“BSM”) is a licensee of CKE and currently operates two Carl’s Jr. restaurants. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of BSM. BSM, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to three additional Carl’s Jr. restaurants at varying times between 2003 and 2005. BSM paid an aggregate of $15,000 in franchise fees in fiscal 2003. In connection with the operation of its two franchised restaurants, BSM regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $614,696. During fiscal 2003, BSM paid royalty fees of $60,379 for its two restaurants combined.

KWK Foods, L.L.C. (“KWK”) is a franchisee of CKE and currently operates 18 Carl’s Jr. restaurants, one of which is a Carl’s Jr./Green Burrito dual-brand restaurant. Carl L. Karcher is a director of CKE, the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of KWK. Joseph C. Karcher is the son of Carl N. Karcher, a partner in Karcher Partners and an affiliate of KWK. Gary Wiles is the son-in-law of Carl N. Karcher and an affiliate of KWK. KWK paid an aggregate of $15,000 to CKE in franchise fees in fiscal 2003. KWK, pursuant to a Development Agreement with CKE, is obligated to develop and become a franchisee with respect to two additional Carl’s Jr. restaurants at varying times between 2003 and 2004. In connection with the operation of its 18 franchised restaurants, KWK regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $2,882,580. During fiscal 2003, KWK paid royalty fees of $424,167, including royalties paid to CKE for its Green Burrito dual-brand restaurant, and advertising and promotional fees of $738,029, for all 18 restaurants combined. KWK was also a sublessee of CKE with respect to three restaurant locations during fiscal 2003. Rental payments equal a percentage of annual gross sales of the restaurants ranging from 0% to 1% or minimum monthly rentals ranging from $5,000 to $9,410. The leases expire at varying times between September 2015 and February 2018. Total rents paid under these three leases during fiscal 2003 aggregated $227,545.

Daniel D. (Ron) Lane.    M & N Foods, L.L.C. (“M&N”) is a franchisee of CKE and currently operates 24 Carl’s Jr. restaurants, seven of which are Carl Jr./Green Burrito dual-brand restaurants. Daniel D. (“Ron”) Lane is a director of CKE and an affiliate of M&N. Pursuant to a Development Agreement with CKE, M&N is obligated to develop and become a franchise with respect to five additional Carl’s Jr. restaurants at varying times between 2005 and 2008. In connection with the operation of its 24 restaurants, M&N regularly purchases food and other products from CKE on the same terms and conditions as other franchisees. During fiscal 2003, these purchases totaled approximately $8,816,144. During fiscal 2003, M&N paid royalty fees of $1,088,891, including royalty fees paid to CKE for its Green Burrito dual-brand restaurants, and advertising and promotional fees of $1,527,635. M&N was also a lessee or sublessee of CKE with respect to its 24 restaurant locations during fiscal 2003. Rental payments equal a percentage of the annual gross sales of the restaurants ranging from 0% to 5% or minimum monthly rentals ranging from $2,958 to $14,984. The leases expire at varying times between May 2004 and November 2022. Total rents paid under these 24 leases during fiscal 2003 aggregated $1,724,424.

Daniel E. Ponder, Jr.  Ponder Enterprises, Inc. (“PEI”) is a franchisee of CKE and currently operates ten Hardee’s restaurants. Daniel E. Ponder, Jr. is a director of CKE and an affiliate of PEI. During fiscal 2003, PEI paid CKE royalty fees of $352,455 for all ten restaurants combined. PEI was also a sublessee of CKE with respect to one of its restaurant locations during fiscal 2003. Rental payments equal 3% of the annual gross sales of the restaurant in excess of $600,000 or minimum monthly rental of $669. The lease expires in November 2013. Total rent paid under this lease during fiscal 2003 aggregated $8,026.

CKE has a limited-term guarantee with an independent third party on behalf of certain of its Carl’s Jr. franchisees. CKE agreed to guarantee the payment obligations of BKI and KWK under these arrangements in fiscal 2003 up to a maximum amount of $343,038.

Restaurants leased from related parties generally were constructed by CKE on land purchased or leased by CKE. The properties were then sold to these parties and leased back by CKE. CKE believes that these sale and leaseback arrangements are at rental rates generally similar to those with unaffiliated third parties. The foregoing franchise and lease arrangements are on terms generally similar to those with unaffiliated parties.

In fiscal 2002, CKE entered to Stock Purchase and Loan Plan Agreements (“Loan Plan Agreements”) in accordance with the terms of the CKE Restaurants, Inc. Employee and Non-employee Director Stock Purchase and Loan Plan (the “Loan Plan”) with certain employees and members of its Board of Directors, whereby CKE lent the participants funds with which to purchase shares of the common stock of the Company in accordance with the provisions of the Loan Plan Agreements. The participants entered into promissory notes in favor of CKE in amounts set forth below, at a rate of six percent (6%), all due and payable five years from the date of the Note. The notes are prepayable, in whole or in part, at any time without penalty. In the event any shares acquired by the participant pursuant to the Loan Plan Agreements are sold, pledged, or otherwise transferred, the interest rate on the Note will immediately be adjusted to the then prime rate of interest as reported in The Wall Street Journal or similar publication, plus 4% (the “Disposition Rate”), and the participant will thereupon be required to make payments under the note pursuant to a payment schedule to be attached to the note reflecting the Disposition Rate. In the event of the participant’s death, disability or retirement, the entire unpaid principal balance of the note and all accrued but unpaid interest shall become due and payable on the second anniversary of such event. In the event of the termination of the participant’s employment or directorship with the Company, the entire unpaid principal balance of the note and all accrued but unpaid interest shall become due and payable 30 days following the date of termination. In the event of a default of any payment when due, the entire unpaid principal balance and all accrued but unpaid interest shall, at the option of holder of the note, become immediately due and payable. Following the enactment of the Sarbanes-Oxley ban on personal loans to directors and executive officers, in fiscal 2003, Messrs. Foley, Lacey and Willey paid their outstanding balances in full. At fiscal 2003 year end, the Directors and Named Executive Officers outstanding loan balances pursuant to the Loan Plan Agreements aggregated $2,267,014, as set forth below. No additional loans will be made under the Loan Plan.

Participant	Loan Amount	Loan Balance @ 2003 Fiscal Year End
Byron Allumbaugh	$136,756	$136,756
Peter Churm	$136,756	$136,756
William P. Foley, II	$1,440,779	$0
Carl L. Karcher	$136,756	$136,756
Carl N. Karcher	$136,756	$136,756
Daniel D. (Ron) Lane	$136,756	$136,756
Daniel E. Ponder, Jr.	$136,756	$136,756
Andrew F. Puzder	$1,440,764	$1,440,764
Frank P. Willey	$136,756	$0
John J. Dunion	$28,865	$28,865
Dennis J. Lacey	$113,905	$0
E. Michael Murphy	$113,905	$113,905

CKE is party to arrangements with related parties that are not required to be disclosed in this proxy statement, but which are discussed in CKE’s Annual Report on Form 10-K.

OTHER BUSINESS

Presented by Management.  Management does not know of any matter to be acted upon at the Meeting other than the matters described above, but if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote thereon in accordance with their best judgment.

Presented by Stockholders.  As no nominations and/or proposals were timely submitted to the Company, there are no matters proposed by stockholders which are to be acted/voted upon.

FUTURE STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the annual meeting in the year 2004 must deliver the proposal to the Corporate Secretary at 3916 State Street, Suite 300, Santa Barbara, California 93105:

1.  Not later than February 17, 2004 if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8(e)(2) under the Securities Exchange Act of 1934.

2.  Not later than March 17, 2004 (based on a tentative Annual Meeting date of June 15, 2004), if the proposal is submitted pursuant to CKE’s bylaws, in which case we are not required to include the proposal in our proxy materials.

Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business; (c) the class and number of shares of CKE which are beneficially owned by the stockholder; and (d) any material interest of the stockholder in such business. In addition, the stockholders making such proposal shall promptly provide any other information reasonably requested by CKE.

☒ Please mark your vote as indicated in the example.

1. ELECTION OF FOUR DIRECTORS:

FOR all the nominees listed below except as withheld to the contrary below WITHHOLD AUTHORITY to vote for all nominees listed below	☐ ☐

Nominees: (01) William P. Foley, II, (02) Carl N. Karcher, (03) Daniel E. Ponder, Jr. and (04) Ronald B. Maggard, Sr.

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE FOR THE NOMINEES LISTED ABOVE, AND IN THEIR DISCRETION ON MATTERS DESCRIBED IN ITEM 2.

DO YOU PLAN TO ATTEND THE MEETING?     ☐ YES        ☐ NO

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)                                      Dated:                                     , 2003

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Detach here from proxy voting card

VOTE BY INTERNET OR TELEPHONE OR MAIL

24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting are available up to 11:00 p.m. Eastern Time on June 16, 2003.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES

IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Internet http://www.eproxy.com/ckr		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE

YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

You can view

the proxy statement

and annual report

on the internet

@ www.shareholder.com/cke/investors.cfm

P R O X Y

CKE RESTAURANTS, INC.

3916 State Street, Suite 300

Santa Barbara, California 93105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF CKE RESTAURANTS, INC.

The undersigned hereby appoints Andrew F. Puzder and E. Michael Murphy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of CKE Restaurants, Inc. Common Stock held of record by the undersigned on April 22, 2003, at the Annual Meeting of Stockholders to be held on June 17, 2003 and any postponements or adjournments thereof.

PLEASE DATE, SIGN ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

FOLD AND DETACH HERE.

☒ Please mark your vote as indicated in the example.

1. ELECTION OF FOUR DIRECTORS:

FOR all nominees listed below except as withheld to the contrary below WITHHOLD AUTHORITY to vote for all nominees listed below	☐ ☐

Nominees: (01) William P. Foley, II, (02) Carl N. Karcher, (03) Daniel E. Ponder, Jr. and (04) Ronald B. Maggard, Sr.

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before such meeting or any and all postponements or adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THE PROXIES WILL VOTE FOR THE NOMINEES LISTED ABOVE, AND IN THEIR DISCRETION ON MATTERS DESCRIBED IN ITEM 2.

DO YOU PLAN TO ATTEND THE MEETING?    ☐ YES        ☐ NO

PLEASE MARK, SIGN, DATE AND RETURN THIS DIRECTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)                                      Dated:                                     , 2003

Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Detach here from proxy voting card

VOTE BY INTERNET OR TELEPHONE OR MAIL

24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting are available up to 11:00 p.m. Eastern Time on June 12, 2003.

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES

IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

Internet http://www.eproxy.com/ckr		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your direction card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Use any touch-tone telephone to vote your proxy. Have your direction card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

			OR	Mark, sign and date your direction card and return it in the enclosed postage-paid envelope. Your direction card must be received by 5:00 p.m. on June 12, 2003.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE

YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

You can view

the proxy statement

and annual report

on the internet

@ www.shareholder.com/cke/investors.cfm

DIRECTION CARD

CKE RESTAURANTS, INC.

Employee Stock Purchase Plan

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF CKE RESTAURANTS, INC.

Merrill Lynch, c/o Computer Share, Trustee for the CKE Restaurants, Inc. Employee Stock Purchase Plan (the “Plan”) is hereby directed by the undersigned to vote, as provided on the other side, all shares of CKE Restaurants, Inc. Common Stock held for the undersigned’s account in the Plan of record on April 22, 2003 at the Annual Meeting of Stockholders to be held on June 17, 2003 and any postponements or adjournments thereof.

Please vote in accordance with the instructions on the reverse side of this card. If you do not properly vote by the date indicated, the Trustee will vote the shares allocated to your account under the Plan in the same proportion on each issue as it votes the shares for which it has received voting directions from the other Plan participants.

PLEASE DATE, SIGN ON THE REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE

FOLD AND DETACH HERE.